Exhibit 107

Calculation of Filing Fee Tables

Form S-8

SOCIETY PASS INCORPORATED

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, par value $0.0001 per share	457(h)	4,000,000	(2)	$0.471		$1,884,000	0.0001102	$208
Total Offering Amounts						$			$208
Total Fee Offsets									-
Net Fee Due									$208

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional ordinary shares of Society Pass Incorporated (the “Registrant”) that may be offered and issued under the Society Pass Incorporated 2021 Equity Incentive Plan, as amended, (the “Scheme”) to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Represents an additional 4,000,000 shares of common stock, par value $0.0001 per share, of the Registrant issuable under the Scheme.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices of such shares on the Nasdaq Capital Market on August 16, 2023.

(4)	The Registrant does not have any fee offsets.